Exhibit99 (d)(4)

The Fresh Market, Inc.

628 Green Valley Road, Suite 500

Greensboro, NC

December 9, 2015

CONFIDENTIAL

Apollo Management VIII, L.P.

9 West 57th Street

New York, NY 10019

Ladies and Gentlemen:

1. We understand that Apollo Management VIII, L.P. ( “you”) desires to receive information concerning The Fresh Market, Inc. (the “Company” or “we”) in connection with your consideration of a possible negotiated transaction between you and the Company (a “Transaction”).

2. As a condition to your being furnished with such information, you agree that you will, and will direct your Representatives (as defined below) to, treat any information (including, without limitation, oral, written and electronic information) concerning the Company, its subsidiaries or its affiliates that may be furnished to you or your Representatives by or on behalf of the Company or any of its Representatives on or after the date hereof, together with that portion of any analyses, compilations, forecasts, studies, notes, interpretations, memoranda and other documents and materials prepared by you or any of your Representatives, or otherwise on your behalf, that contain, reflect or are based on or derived from, in whole or in part, such information (collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement. The term “Evaluation Material” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (b) was or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not, to your or your Representatives’ knowledge, as applicable, subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company with respect to such information, (c) at the time of disclosure is already in your or your Representatives’ possession, provided that you or your Representative, as applicable, did not obtain such information from a source that is, to your or your Representatives’ knowledge, as applicable, subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company with respect to such information, or (d) is or was independently developed by you or by your Representatives without reference to, incorporation of, or other use of any Evaluation Material. As used in this letter agreement, the term “Representatives” shall mean (x) when used in relation to the Company, the Company’s subsidiaries and affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and other representatives and (y) when used in relation to you, your subsidiaries and affiliates (but not, without the Company’s prior written consent, any of your portfolio companies) and your and such subsidiaries’ and affiliates’ respective (A) directors, officers, general partners, employees, legal advisors, industry consultants and accountants and (B) subject in each case to the prior written consent of the Company, financial advisors, other advisors, other representatives and potential sources of capital or financing (debt or equity). As used in this letter agreement, (1) the term “person” shall be broadly interpreted to include any governmental representative, authority or tribunal, and any corporation, partnership, group, individual or other entity and (2) the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

3. You agree that the Evaluation Material will be used by you and your Representatives solely for the purpose of evaluating, negotiating and executing a Transaction and that such information will be kept confidential by you and your Representatives and will not be disclosed to any other person, except to the extent that disclosure of such information (a) has been consented to in writing by the Company, (b) is required by applicable Legal Requirement (as defined in, and subject to compliance with, paragraph 5) or (c) is made to your Representatives who need to know such information for the purpose of evaluating, negotiating and executing a Transaction (it being understood that such Representatives shall have been advised of this letter agreement and shall have been instructed to comply with the provisions hereof applicable to your Representatives). In any event, you agree that you will be liable for any breach of the provisions of this letter agreement applicable to your Representatives by any of your Representatives and you agree, at your sole expense, to take reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material; provided, however, that you will not be liable for any breach of the provisions of this letter agreement by those of your Representatives that have entered into (A) a separate agreement with the Company, on terms reasonably satisfactory to the Company, pursuant to which such Representatives agree to be bound by the provisions of this letter agreement applicable to your Representatives or (B) a confidentiality agreement, in a form substantially similar to this letter agreement, in connection with the Transaction. Any proceeding to enforce the terms of this letter agreement against you or your affiliates’ directors, officers, employees or general partners will be brought against you only.

4. In addition, without the prior written consent of the Company, neither you nor any of your Representatives (acting on your behalf) will (a) have any discussions, negotiations or other communications with, or enter into any agreement, arrangement or understanding with, any other person (other than the Berry Parties after the Stockholder Contact Date) regarding a possible Transaction (including, without limitation, partnering with respect thereto or implementing a joint bid, co-investment, equity rollover or financing (debt or equity) thereof or with respect thereto) involving the Company or any of its subsidiaries or affiliates or (b) disclose (except to the extent required by applicable Legal Requirement (as defined in, and subject to compliance with, paragraph 5)) to any person other than your Representatives (i) that this letter agreement exists or that the Evaluation Material has been requested by or made available to you or your Representatives, (ii) that either party is considering a Transaction, (iii) that investigations, discussions or negotiations are taking place concerning a Transaction, (iv) any information that would be reasonably likely to enable such person to identify the Company or any of its subsidiaries or affiliates as a party to any discussions or negotiations with you or any of your Representatives or (v) any terms, conditions or other facts or information with respect to a Transaction, including, without limitation, the status of any discussions or negotiations between you or any of your Representatives and the Company or any of its Representatives relating to a Transaction (including, without limitation, whether any such discussions or negotiations are ongoing or have been terminated), or any opinion or view with respect to the Company or the Evaluation Material, including, without limitation, any opinion or view with respect to valuation (any of the information referred to in this clause (b), the “Transaction Information”). You represent and warrant that, except (A) as disclosed to the Company or its outside counsel prior to your execution of this letter agreement and (B) discussions prior to the date of this letter agreement with the Berry Parties regarding a potential Transaction, neither you nor any of your Representatives (acting on your behalf) have, prior to your execution of this letter agreement, taken any of the actions referred to in clause (a) of the immediately preceding sentence. Without limiting the foregoing, you agree that neither you nor any of your Representatives will, without the prior written consent of the Company, enter into any exclusive arrangement with respect to the provision of debt or equity financing in connection with a possible transaction involving the Company or any equity rollover arrangement. For purposes of this letter agreement, any agreement, arrangement or other understanding, whether written or oral, with any potential debt or equity financing source which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such financing source from acting as a potential debt or equity financing source to any other party with respect to a potential transaction with the Company shall be deemed an exclusive arrangement. The term “Stockholder Contact Date” means the date the Company (directly or through its Representatives) first grants to any person the right to discuss with Ray Berry and Brett Berry (collectively, the “Berry Parties”), in their capacity as stockholders of the Company, a potential transaction involving the acquisition of at least a majority of the outstanding voting securities of the Company or all or substantially all of the assets of the Company and its subsidiaries (taken as a whole); provided that the Stockholder Contact Date shall not be deemed to occur if the Company has delivered a Return/Destroy Instruction to you or has notified you in writing that the Company shall not proceed with a Transaction with you. We will notify you in writing of the Stockholder Contact Date within one business day thereof.

5. In the event that you or any of your Representatives are requested or required by law, regulation, stock exchange rule or other applicable judicial or governmental process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) (any of the foregoing, a “Legal Requirement”) to disclose any Evaluation Material or any Transaction Information, you or your Representative, as the case may be, will, to the extent permitted by applicable Legal Requirement, as reasonably and promptly as practicable, provide the Company with written notice of such request or requirement prior to making such disclosure so that the Company may seek (at the Company’s sole expense) an appropriate protective order or other remedy, and you or your Representative, as the case may be, will use reasonable efforts (at the

Company’s sole expense) to consult and cooperate with the Company as the Company may reasonably request to the extent permitted by applicable Legal Requirement with respect to taking steps to resist or narrow the scope of such request or requirement. If a protective order or other remedy is not obtained, and you or your Representative, as the case may be, are, based on the advice of counsel, compelled to disclose Evaluation Material or any Transaction Information, you or your Representative, as the case may be, (a) may disclose such information only to the extent required, based on the advice of your counsel, (b) will exercise reasonable efforts (at the Company’s sole expense) to obtain assurance that confidential treatment will be accorded to such information that is being disclosed and (c) will, to the extent legally permitted and reasonably practical, give advance notice to the Company of the information to be disclosed as far in advance as is practicable. In any event, neither you nor any of your Representatives will oppose any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information. Notwithstanding the restrictions contained in this paragraph 5, you and your Representatives shall be permitted to disclose Evaluation Material and Transaction Information without notice to the Company pursuant to any routine examination by a regulator, bank examiner or self-regulatory organization if such examination is not specifically directed at the Company, the Transaction, the Evaluation Material or the Transaction Information.

6. Without your prior written consent, the Company and its Representatives shall not identify you by name or by identifiable description in connection with or by reference to (i) a Transaction or the fact that you are considering a Transaction, (ii) the entry into this letter agreement or the existence thereof, (iii) the fact that the Evaluation Material has been requested by or made available to you or (iv) any terms, conditions or other facts or information with respect to a Transaction with you, including, without limitation, the status of any discussions or negotiations between you or any of your Representatives and the Company or any of its Representatives relating to a Transaction (including, without limitation, whether any such discussions or negotiations are ongoing or have been terminated), in each case to any person other than Representatives of the Company who reasonably require access to the foregoing information; provided, however, that the Company and its Representatives may disclose such information to the extent required by any applicable Legal Requirement.

7. Until the earlier of (a) the execution by you and the Company of a definitive written agreement providing for a Transaction, and (b) one year from the date of this letter agreement, neither you nor your Representatives acting on your behalf shall initiate or maintain contact with any person known by your or your Representatives, as applicable, to be a director (other than Ray Berry after the Stockholder Contact Date), officer, employee or supplier of the Company or any of its subsidiaries or affiliates regarding a Transaction or any Evaluation Material (including with respect to due diligence and the matters described in the last sentence of this paragraph), except with the express permission of the Company; provided, however, that the foregoing restriction shall not prohibit (i) contacts in the ordinary course of business unrelated to the Company or a Transaction or (ii) general market or industry research, so long as in each of cases (i) and (ii) no Evaluation Material or Transaction Information is disclosed in connection therewith. It is understood that J.P. Morgan is acting as financial advisor to the Company, and will arrange for appropriate contacts for due diligence purposes. All (A) communications with the Company regarding a Transaction, (B) requests for additional information in connection with the Transaction, (C) requests for facility tours or management meetings in connection with the Transaction and (D) discussions or questions regarding procedures for the Transaction will be submitted or directed to such financial advisor or its designees.

8. In consideration of the Evaluation Material being furnished to you, you hereby further agree that, unless specifically invited in writing by the Board of Directors of the Company (it being understood that the execution of this letter agreement does not constitute such an invitation), for a period of one year from the date hereof, you, acting alone or as part of a group, will not, and you will cause your Representatives acting on your behalf not to, directly or indirectly, (a) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, more than 1% of the voting securities or rights to acquire more than 1% of the voting securities of the Company, any options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company or a material portion of the assets or property of the Company and its subsidiaries, (b) make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the Securities and Exchange Commission, to vote, or seek to advise or influence any person with respect to voting of, any voting securities of the Company, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board of Directors of the Company or seek the removal of any director from the Board of Directors of the Company, (c) make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company, or any other extraordinary transaction involving the Company or any subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person regarding any of the foregoing, (d) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of the Company, (e) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing, (f) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing, (g) take any action that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this paragraph, (h) enter into any discussions, negotiations, arrangements or understandings with any third party (including, without limitation, security holders of the Company) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company or otherwise in connection with any of the foregoing or (i) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph 8 in a manner that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this paragraph.

Notwithstanding anything in this Agreement to the contrary, (i) you shall be permitted to enter into discussions and/or negotiations and non-exclusive arrangements and understandings with the Berry Parties with respect to any securities of the Company or otherwise with respect to a Transaction after the Stockholder Contact Date and (ii) (if a Fundamental Change Event occurs, you shall have the right to make one or more proposals to the Company regarding any of the matters in this paragraph, including, without limitation, to effect a transaction pursuant to which you or one or more of your affiliates would acquire at least a majority of the outstanding voting securities of the Company or all or substantially all of the assets of the Company and its subsidiaries (taken as a whole). A “Fundamental Change Event” means (A) the entry by the Company into a definitive agreement with one or more third parties for a negotiated transaction not involving you that, if consummated, would result in the acquisition (whether by purchase, tender or exchange offer, merger or other business combination) by such third party or parties, an entity controlled by it or them or its or their stockholders of at least a majority of the outstanding voting securities of the Company or all or substantially all of the assets of the Company and its subsidiaries (taken as a whole), (B) an unaffiliated third party commences a tender offer or an exchange offer for a majority of the total outstanding number of the Company’s voting securities and the Board of Directors of the Company does not recommend against such tender or exchange offer within 10 business days after the commencement thereof or (C) the Company’s bankruptcy.

9. Subject to paragraph 20, for a period of one year from the date hereof, you and your affiliates will not solicit for employment or hire any of the employees of the Company or any of its subsidiaries or affiliates to whom you had been directly or indirectly introduced or otherwise first had contact or discussions with in your consideration of a Transaction; provided that the foregoing shall not preclude (a) general solicitations by you or your affiliates or by a bona fide search firm that are not targeted at any such employees or (b) the hiring of any such employee who (i) has had his or her employment terminated with the Company or the relevant subsidiary at least 6 months prior to commencement of employment discussions between you or your affiliates and such employee, (ii) responds to any general solicitation placed by you or your affiliates (or by a bona fide search firm) that is not targeted at such employee or (iii) you can reasonably demonstrate to have approached you on an unsolicited basis without any direct or indirect encouragement by you or your affiliates.

10. You hereby acknowledge that you are aware that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11. All Evaluation Material disclosed by or on behalf of the Company or any of its Representatives shall be and shall remain the property of the Company. At any time upon the written instruction of the Company (a “Return/Destroy Instruction”), in its sole discretion, you and your Representatives shall, as promptly as practicable and in any event within 10 business days following a Return/Destroy Instruction, (a) at your option, destroy or return to the Company all written, electronic or other tangible Evaluation Material in your or their possession, as applicable (in all cases, whether prepared by the Company, its Representatives or otherwise on the Company’s behalf or by you, your Representatives or otherwise on your behalf) and (b) confirm such return and/or destruction, as applicable, of all such Evaluation Material in writing to the Company by one of your authorized representatives. Notwithstanding such destruction or return, all oral Evaluation Materials, the information embodied in all Evaluation Materials and the Transaction Information will continue to be held confidential pursuant to the terms of this letter agreement. Notwithstanding the foregoing, (i) you and your Representatives may retain copies of the Evaluation Material in accordance with policies and procedures implemented by such persons solely in order to comply with law, regulation or professional standards or bona fide document retention policies and (ii) the obligation to return or destroy Evaluation Material shall not cover information that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices in accordance with your or your Representatives’, as applicable, compliance and document retention policies or applicable Legal Requirement, in each case of clauses (i) and (ii), so long as such information is only accessible by legal, IT or compliance personnel; provided, however, that any Evaluation Material so retained will continue to be held confidential pursuant to the terms of this letter agreement.

12. You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company, its Representatives or any other person. You agree that, except as set forth in a definitive written agreement with respect to a Transaction executed by the Company and you, none of the Company or any of its Representatives shall assume any responsibility or have any liability to you or any of your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives.

13. You and we acknowledge and agree that no offer to enter into a Transaction and no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between the Company and you and our respective affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by the Company and you. You and we agree that unless and until a definitive written agreement providing for a Transaction has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement (except for the matters specifically agreed to herein) or otherwise or by virtue of any written or oral expression with respect to a Transaction by your and our respective Representatives. Nothing contained in this letter agreement or the furnishing of any Evaluation Material hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with respect to a Transaction and to terminate discussions and negotiations with you, or your participation in any process conducted by the Company with respect to the Transaction, at any time.

14. You understand and agree that (a) the Company shall be free to conduct any process with respect to a Transaction as the Company in its sole discretion shall determine Page 8 (including, without limitation, by negotiating with any prospective party and entering into a definitive written agreement without prior notice to you or any other person (subject to our obligation to notify you of the Stockholder Contact Date pursuant to paragraph 4 of this Agreement)), (b) any procedures relating to a Transaction may be changed by the Company in its sole discretion at any time without notice to you or any other person, (c) you shall not have any claim whatsoever against the Company or any of its Representatives arising out of or relating to a Transaction (other than those arising under this letter agreement or as against parties to a definitive written agreement with you in accordance with the terms hereof or thereof), and (d) any consents or waivers granted by the Company (whether written or oral) under this letter agreement may be revoked and/or terminated by the Company in its sole discretion at any time (provided that no such revocation or termination may be applied retroactively).

15. Each party represents to the other party that this letter agreement is a valid and binding agreement that has been duly authorized, executed and delivered by it. You agree that you will not, directly or indirectly, contest the validity or enforceability of this letter agreement on any grounds, including as being against public policy, as having been improperly induced or otherwise, whether by the initiation of any legal proceeding for such purpose or the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another person or otherwise. Each party acknowledges and agrees that the other party may be irreparably injured by a breach of this letter agreement by such party or its Representatives and that monetary remedies may be inadequate to protect the other party and its subsidiaries and affiliates against any actual or threatened breach of this letter agreement by such party or its Representatives. Accordingly, each party agrees that the other party shall be entitled to equitable relief, including, without limitation, an injunction or injunctions to prevent breaches or threatened breaches of this letter agreement and/or to seek specific performance of this letter agreement, and that neither party shall oppose the granting of such relief. Each party agrees that such party shall waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but shall be in addition to all other remedies available at law or in equity to each party.

16. This letter agreement is governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles. Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this letter agreement. Each party hereto irrevocably and unconditionally waives (and agree not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

17. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUITS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

18. Each party’s obligations under this letter agreement shall terminate eighteen months after the date hereof, except as otherwise explicitly stated above; provided that such termination shall not relieve any party hereto from its responsibilities in respect of any breach of this letter agreement prior to such termination.

19. This letter agreement contains the entire agreement between you and us concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof or thereof shall be binding upon either party, unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other shall be void. No failure or delay in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. The invalidity or unenforceability of any provision of this letter agreement shall not affect, impair or invalidate the remainder of this letter agreement, which shall remain in full force and effect. For the avoidance of doubt, the parties hereto agree that this letter agreement supersedes any other terms and conditions of access to any electronic data room applicable to you and your Representatives.

20. Notwithstanding anything to the contrary provided elsewhere in this letter agreement, (i) none of the provisions of this letter agreement shall apply to, and you shall not be permitted to disclose any Evaluation Material or Transaction Information to, Sprouts Farmers Market, Inc. or any of its subsidiaries or controlled affiliates (collectively, “Sprouts”) and (ii) your “affiliates” and “Representatives” shall not include and none of the provisions of this letter agreement shall apply to any of your affiliates not involved in the private equity business (each, an “Excluded Affiliate”) and any direct or indirect portfolio companies of investment funds advised or managed by you or your affiliates (each, a “Portfolio Company”), but only to the extent that none of the officers, employees, agents or other representatives of such Excluded Affiliate or Portfolio Company receives any Evaluation Material or Transaction Information (or, in the case of paragraph 9, has the applicable individual identified to them); provided that exclusion in this clause (ii) shall not be deemed to eliminate or limit the specific restrictions with respect to Sprouts in clause (i) of this sentence. In furtherance of the foregoing, neither Sprouts nor any Excluded Affiliate or Portfolio Company shall be deemed to have been provided with Evaluation Material solely as a result of your employees or directors or the employees or directors of your private equity affiliates (whether such persons have been provided with or have knowledge of the Evaluation Material) serving on the board of Sprouts or such Excluded Affiliate or Portfolio Company or taking any action on the board of Sprouts or such Excluded Affiliate or Portfolio Company that is not on the basis of Evaluation Material or Transaction Information. You agree that you will not attempt to cause any of your affiliates, Excluded Affiliates or Portfolio Companies to take any actions that you could not take pursuant to this letter agreement

21. The Company acknowledges that in the ordinary course of your business, you and your private equity affiliates pursue, acquire, manage and serve on the boards of companies that may be competitors or potential competitors to the Company. The Company acknowledges that your review of Evaluation Material will inevitably enhance your knowledge and understanding of the Company’s industries in a way that cannot be separated from your other knowledge and the Company agrees that this letter agreement shall not restrict your use of such overall knowledge and understanding of such industries, including in connection with the purchase, sale, consideration of, and decisions related to other investments and serving on the boards of such investments, so long as such actions are not taken with the direct and specific use of any Evaluation Material.

22. This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signature Pages Follow]

Very truly yours,

THE FRESH MARKET, INC.

by	/s/ Scott F. Duggan
SCOTT F. DUGGAN
General Counsel

Accepted and agreed as of the date first above
written:

APOLLO MANAGEMENT VIII, L.P.

by:	AIF VIII Management, LLC,
its general partner

by	/s/ Christopher R. Gruszczynski
Name: Christopher R. Gruszczynski
Title: VICE PRESIDENT

[Signature Page to Non-Disclosure Agreement]